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EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We hereby consent to the incorporation by reference in the Form 10 of U.S. NeruoSurgical, Inc. of our report dated January 20, 1999, relating to the consolidated financial statements of GHS, Inc. and subsidiaries appearing in GHS, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998.

We also consent to the inclusion in the Form 10 of U.S. NeruoSurgical, Inc. of our report dated January 20, 1999 (May 31, 1999 with respect to Note A[1] and June 9, 1999 with respect to Note G) relating to the combined financial statements of U.S. NeuroSurgical Inc. and U.S. NeuroSurgical Physics, Inc. and to the reference to our firm under the headings "Selected USN and USNP Combined Financial Data" and "Independent Accountants".

Richard A. Eisner & Company, LLP

/s/ Richard A. Eisner & Company, LLP

New York, New York
July 1, 1999